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                                                                    EXHIBIT 4.17

December 3, 2006



uWink, Inc.
Attention: Chief Financial Officer
Fax:  818 909 6070

Dear Peter:

         Pursuant to Section 7.5 of the Securities Purchase Agreement (the "Agreement") entered into as of September 18, 2006 among uWink, Inc. (the "Company") and the purchasers executing the Agreement, the undersigned unconditionally and irrevocably waives: (1) Any requirement in Article VI of the Agreement related to registration of the Warrants; (2) Any requirement in the Agreement of the Company to make Event Payments, including without limitation, an Event Payment if the Registration Statement is not declared effective by the Required Effectiveness Date set forth in Section 6.1(d)(i) of the Agreement; and
(3) All piggyback registration rights set forth in Section 6.7 of the Agreement which otherwise would require the Company to include in any future Registration Statement all or any part of Registrable Securities any purchaser requests to be registered.

           Any undefined capitalized terms in this letter shall have the meanings assigned to them in the Agreement.

Very truly yours,



By______________________________________
Name:
Title: